THE SPIRIT & THE LETTER INSIDER TRADING AND STOCK TIPPING POLICY
Exhibit 19
What to Know
•Prohibition on insider trading and stock tipping. Insider trading and stock tipping are criminal and civil offenses that can result in fines, imprisonment and other penalties and may result in disciplinary action at GE Aerospace, including termination of employment.
•This policy establishes standards of conduct for directors, employees and others who obtain material or price-sensitive nonpublic information through their work for GE Aerospace to ensure full compliance with laws prohibiting (and to avoid even the appearance of) insider trading and stock tipping. In addition, this policy applies to any (i) family members sharing your household; (ii) trusts over which you have any investment control (e.g., as a trustee) and in which you or any immediate family member has a current or contingent interest; (iii) partnerships in which you are a partner; or (iv) corporations that you control through majority stock ownership.
•Insider trading means engaging in transactions in the stock or other securities of a company while in possession of material nonpublic information about that company.
•Stock tipping means sharing material nonpublic information about a company with a person who engages in transactions in the stock or other securities of the company while aware of such information.
How to Comply
•When not to trade. Never buy, sell or engage in other transactions in the stock or other securities of GE Aerospace while you have material nonpublic information about GE Aerospace. In addition, while this policy and your obligations under it apply to transactions in the securities of GE Aerospace, U.S. or other laws may also in certain situations prohibit transactions (or recommending or suggesting that anyone else transact) in the securities of any other company if you have material nonpublic information about that company.
•Giving stock tips. Never recommend or suggest that anyone else transact in the stock or other securities of GE Aerospace while you have material nonpublic information about GE Aerospace.
•When you may disclose information externally. Never disclose material nonpublic information to anyone outside GE Aerospace (including family members), except when (i) such disclosure is needed to enable GE Aerospace to carry on its business and (ii) appropriate steps have been taken to prevent trading while aware of the information. If unsure, consult with company legal counsel to decide whether such disclosure is needed.
•When you may disclose information internally. Only disclose material nonpublic information within GE Aerospace to others who (i) have a business need to know it and (ii) when you have no reason to believe that the information will be misused.

For more help on this policy, visit the Compliance & Ethics website at compliance.geaerospace.net or contact GE Aerospace Compliance at aerospace.integrity@ge.com
Compliance & Ethics	Approved By: Brandon Smith | Last Updated: December 2024

THE SPIRIT & THE LETTER INSIDER TRADING AND STOCK TIPPING POLICY

•Serving as an independent consultant or adviser. Do not serve as an independent consultant or adviser outside the company on business matters within the scope of your GE Aerospace employment.
oFor example, independent investment research firms (sometimes called “expert networks”) or other third parties may seek consultations or informational interviews to learn about GE Aerospace, and the requests may even offer to compensate GE Aerospace employees for their time.
oGE Aerospace prohibits employees from engaging in such consultations in order to avoid the risk of disclosing nonpublic information or insider trading violations that these types arrangements can create.
•Additional transaction- and business-specific policies. Abide by the terms of any non-disclosure or similar agreement that you may be required to sign in connection with work on particular deal teams, transactions or other matters.
•Derivative Transactions in GE Aerospace Stock. Directors and executives at the senior executive band level and above should not enter into any derivative transaction in GE Aerospace stock. This includes any short-sale, forward, equity swap, option, or collar that is based on GE Aerospace’s stock price.
•Transactions after leaving GE Aerospace. This policy continues to apply after leaving GE Aerospace if you are in possession of material nonpublic information when your service terminates until that information has become public or is no longer material.
Get Help
•If you don’t know whether information in your possession is material or nonpublic or you have questions about the implications under this policy, contact legal/compliance.
•Raise an integrity concern right away if you become aware of a potential violation of this policy. You can raise a concern through your manager or other Open Reporting channels.
Penalties for Violation
Employees who violate the spirit or the letter of GE Aerospace’s policies are subject to disciplinary action up to and including termination of employment if allowed under applicable law. In addition, if laws are violated, employees or the Company may be subject to criminal penalties (fines or jail time) or civil sanctions (damage awards or fines). We could also lose government contracting privileges and export privileges.
Definitions
•Material information means information that has a reasonable likelihood of being viewed by a reasonable investor as significantly altering the total mix of information available. This means information that is likely to move the price of stocks or other securities, and generally includes information that is important to analysts and investors or which we have encouraged them to focus on.

For more help on this policy, visit the Compliance & Ethics website at compliance.geaerospace.net or contact GE Aerospace Compliance at aerospace.integrity@ge.com
Compliance & Ethics	Approved By: Brandon Smith | Last Updated: December 2024

THE SPIRIT & THE LETTER INSIDER TRADING AND STOCK TIPPING POLICY

oExample: Material information may relate to GE Aerospace or to one of its customers, business partners, or suppliers. It may include information concerning financial forecasts and guidance; revenue, profit margin, earnings, cash flows, or other financial results; impairments or other charges; a pending merger, acquisition, disposition, or joint venture; a substantial contract award or termination; a major lawsuit or claim; a new cybersecurity risk or cybersecurity incident; a significant restructuring program; changes in dividend policy or buyback program; significant product developments, including significant product safety or quality matters; the gain or loss of a significant customer or supplier; government or internal investigations; changes in leadership; the board of directors; audit matters; or changes in liquidity or credit ratings.
•Nonpublic information means information that is not available to the general public. Information is considered public if it is communicated by the Company through channels such as:
opress release,
oSEC filing,
opublic conference calls and webcasts (for which adequate advance notice has been given), or oofficial news releases on the Company’s website.
Even after the information is publicly announced, enough time must pass for the market to become fully aware of the information before it is considered to be public (generally at least 24 hours).
oExample: If you learn that GE Aerospace is considering buying a company or entering into a major contract, assume the information is nonpublic until after GE Aerospace or the counterparty has publicly announced the transaction and the market has had time to absorb the information.
•Securities are defined broadly to include any stock, bond, note, debenture, put or call option or other instrument commonly known as a security.
•Transaction means any purchase, sale or other transaction to acquire, transfer or dispose of securities and includes, among other things:
opurchases and sales of securities in public markets or private transactions;
osales of securities obtained through the exercise of employee stock options granted by GE Aerospace, including broker‐assisted cashless exercise (i.e., the broker selling some or all of the shares underlying the option on the open market);
omaking gifts of securities (including charitable donations); or
ousing securities to secure a loan.

For more help on this policy, visit the Compliance & Ethics website at compliance.geaerospace.net or contact GE Aerospace Compliance at aerospace.integrity@ge.com
Compliance & Ethics	Approved By: Brandon Smith | Last Updated: December 2024

GE Aerospace
Additional Trading Procedures
(as of December 2024)
This document describes additional Company procedures regarding transactions in the securities of the Company designed to maintain compliance under applicable laws, regulations and policies.
A.Blackout Periods Applicable to Certain Insiders
Directors, officers subject to Section 16 of the Securities Exchange Act of 1934 (together with directors, “Section 16 Persons”), other designated employees and employees involved in the quarterly earnings process are prohibited from trading in Company securities during quarterly blackout periods, regardless of whether they are then actually aware of material nonpublic information. Generally, a quarterly blackout period with respect to each quarter begins on the 16th day of the last month of each quarter and ends at least 24 hours after the public release of the Company’s earnings results for the previous fiscal quarter. For Section 16 Persons and certain designated employees, the blackout period may start earlier in the quarter. This prohibition applies to all transactions in Company securities, including purchases, sales, gifts, stock option exercises, investment switches and trust transactions.
From time to time, other types of material nonpublic information regarding the Company (such as negotiation of mergers, acquisitions or dispositions or new product developments) may be pending and not be publicly disclosed. While such material nonpublic information is pending, the Company may impose special blackout periods during which a Company insider who has been notified that he or she is subject to the event-specific blackout will be prohibited from trading in the Company’s securities.
B.Pre-clearance Procedures
Section 16 Persons and other employees who are so designated must receive pre-clearance from the General Counsel or designee prior to executing any transactions in Company securities. The pre-clearance process is designed to confirm that the employee does not possess material nonpublic information and that insider transactions comply with applicable rules and policies. This requirement applies to all transactions in Company securities, including purchases, sales, gifts, stock option exercises, investment switches and trust transactions.
C.Rule 10b5‐1 Trading Plans
Rule 10b5‐1(c) under the Securities Exchange Act of 1934 provides an affirmative defense against insider trading liability if trades occur pursuant to a written plan, contract, instruction, or arrangement that meets the specified conditions of Rule 10b5‐1(c) under the Exchange Act (a “Rule 10b5-1 Trading Plan”). Transactions under a Rule 10b5-1 Trading Plan may occur even when GE Aerospace, in the case of a company Rule 10b5-1 Trading Plan, or an insider, in the case of an individual Rule 10b5-1 Trading Plan, is aware of material nonpublic information, or during a blackout period or another time when trading is otherwise restricted. In addition to complying with the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934, the Rule 10b5-1 Trading Plan must be reviewed and approved in advance by the General Counsel or designee prior to the entry into the plan. Additionally, the termination or modification of an existing Rule 10b5-1 Trading Plan must be reviewed and approved in advance by the General Counsel or designee.

D.Transactions Not Covered by the Insider Trading Policy
The Insider Trading and Stock Tipping Policy does not apply to certain transactions, including the following:
oThe vesting of restricted stock, the vesting or settlement of restricted stock units or the withholding of shares to satisfy a tax withholding obligation upon the vesting of restricted stock or restricted stock units.
oPurchases of Company stock in an employee stock purchase plan resulting from periodic contributions to the plan under an election made at the time of enrollment in the plan.
oThe payout of Company securities from deferred incentive compensation accounts. This exception does not apply to any investment switches involving Company securities.
oPurchases of Company stock in the Retirement Savings Plan resulting from periodic contributions to the plan pursuant to a payroll deduction election previously made.
E.Company Transactions
From time to time, the Company may engage in transactions in its own securities. The Company’s practices with respect to share issuances and repurchases are designed to promote compliance with applicable insider trading and other securities laws, rules, regulations and listing standards. The practices are also designed be consistent with the procedures for insiders described above, including, subject to certain exceptions, not transacting during trading blackouts or while the Company is in possession of material nonpublic information. Transactions pursuant to equity-based compensation arrangements are conducted in accordance with the terms of the plans and agreements.